Exhibit 7.08

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of November 4, 2015 by and among Supreme Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”), Excelsior Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”) and City Legend Limited, a limited liability company incorporated under the Laws of the British Virgin Islands (the “Rollover Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Solid Union Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”) and Mindray Medical International Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares and/or ADSs as set forth opposite its name on Schedule A (the “Rollover Shares”) (the Rollover Shares, together with any other Shares acquired (whether beneficially or of record) by the Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Rollover Shareholder’s obligations under this Agreement, including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, the Rollover Shareholder agrees to (a) have the Rollover Shares cancelled for no consideration in connection with the Merger, and (b) subscribe for newly issued ordinary shares of Holdco (the “Holdco Shares”) immediately prior to Closing;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement;

WHEREAS, the Rollover Shareholder acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, at the Shareholders’ Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, the Rollover Shareholder shall (i) cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of the Rollover Shareholder’s Securities,

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the authorization or approval of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by the Rollover Shareholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Rollover Shareholder contained in this Agreement,

(e) in favor of any adjournment or postponement of the Shareholders’ Meeting as may be reasonably requested by Parent, and

(f) in favor of any other matter necessary to effect the Transactions.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) The Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof as its proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. The Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it prior to the execution of this Agreement in respect of the voting of its Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to the Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b) The Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Rollover Shareholder under this Agreement. The Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement or until the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation. If for any reason the proxy granted herein is not irrevocable, then the Rollover Shareholder agrees, unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, to vote its Securities in accordance with Section 1.1 above prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, and except as provided for in Article III below or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it shall not, directly or indirectly, (a) sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of the Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Rollover Shareholder of its obligations under this Agreement, or (d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c). Any purported Transfer or Derivative Transaction in violation of this paragraph shall be null and void.

ARTICLE II

NO SOLICITATION

Section 2.1 Restricted Activities. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, the Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any Person relating to, an actual or proposed Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, provided, however, the Rollover Shareholder and its Representatives may take any such actions with an Excluded Party and its agents, advisors and other representatives, (c) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Acquisition Proposal, (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (e) resolve or propose or agree to do any of the foregoing.

Section 2.2 Notification. Unless the Company Board (at the direction of the Special Committee) or the Special Committee has made a Change in the Company Recommendation, from the Go-Shop Period End Date, the Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause its Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than any Excluded Party and its agents, advisors and other representatives) that may have been conducted heretofore with respect to an Acquisition Proposal. From and after the date hereof until the termination of this Agreement, the Rollover Shareholder shall promptly advise Holdco and Parent in writing of (a) any Acquisition Proposal, (b) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding an Acquisition Proposal, including in each case the identity of the person making any such Acquisition Proposal or indication or inquiry and the terms of any such Acquisition Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Holdco and Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Acquisition Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by the Rollover Shareholder. This Section 2.2 shall not apply to any Acquisition Proposal received by the Company.

Section 2.3 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) the Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of the Securities owned by it and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate the Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

ARTICLE III

ROLLOVER SHARES

Section 3.1 Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, the Rollover Shareholder agrees that its Rollover Shares shall be cancelled at the Closing for no consideration.

Section 3.2 Subscription of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by the Rollover Shareholder in accordance with Section 3.1, Holdco shall issue to the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, one or more affiliate of the Rollover Shareholder), and the Rollover Shareholder and/or its affiliates (as applicable) shall subscribe for, an aggregate number of Holdco Shares, at par value per share, equal to the aggregate number of Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 3.1 above. The Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due the Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by the Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) the Rollover Shareholder shall have no right to any Merger Consideration in respect of the Rollover Shares held by the Rollover Shareholder. Notwithstanding the foregoing, the Rollover Shares set forth opposite the Rollover Shareholder’s name on Schedule A shall be deemed to include Shares issuable up on the exercise of the Company Options only if the Rollover Shareholder pays or causes to be paid to the Company at or prior to the Rollover Closing the exercise price for each Company Option included in the Rollover Shares; provided, that if the Rollover Shareholder fails to pay such amount to the Company at or prior to the Rollover Closing, the Rollover Shareholder’s Rollover Shares shall include only those Shares that are validly issued, fully paid and non-assessable, and each such Company Option shall be cancelled in accordance with Section 2.02 of the Merger Agreement.

Section 3.3 Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Section 3.4 Deposit of Rollover Shares. No later than three (3) Business Days prior to the Closing, the Rollover Shareholder and any of its agents holding certificates evidencing any of the Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing the Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDERS

Section 4.1 Representations and Warranties. The Rollover Shareholder hereby represents and warrants to each of Holdco and Parent as of the date hereof and as of the Closing:

(a) the Rollover Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and the Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Rollover Shareholder and no other actions or proceedings on the part of the Rollover Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Holdco and Parent, this Agreement constitutes a legal, valid and binding agreement of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d) (i) the Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by the Rollover Shareholder) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China (the “PRC”) and the terms of this Agreement; (ii) the Securities are not subject to any voting trust agreement or other Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement; (iii) the Rollover Shareholder has not Transferred any Securities or any interests therein pursuant to any Derivative Transaction; (iv) as of the date hereof, other than the Rollover Shares, the Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) the Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Rollover Shares, except as contemplated by this Agreement.

(e) except for the applicable requirements of the Exchange Act, neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any the Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets;

(f) there is no Action pending against the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement;

(g) the Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Holdco and Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and the Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of the Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) the Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2 Covenants. The Rollover Shareholder hereby:

(a) agrees, prior to the termination of this Agreement, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Rollover Shareholder may have with respect to the Rollover Shareholder’s Securities (including without limitation any rights under Section 238 of the CICL) prior to the termination of this Agreement;

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), the Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of the Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants that the Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such shares shall automatically become subject to the terms of this Agreement as Rollover Shares, and Schedule A shall be deemed amended accordingly; and

(e) agrees further that, upon request of Parent, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDCO AND PARENT

Holdco and Parent hereby jointly and severally represent and warrant to the Rollover Shareholder that as of the date hereof and as of the Closing:

(a) Each of Holdco and Parent is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Holdco and Parent, and, assuming due authorization, execution and delivery by the Rollover Shareholder, constitutes a legal, valid and binding obligation of each of Holdco and Parent, enforceable against Holdco and Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco and Parent for the execution, delivery and performance of this Agreement by Holdco and Parent or the consummation by each of Holdco and Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco and Parent, nor the consummation by Holdco and Parent of the transactions contemplated hereby, nor compliance by Holdco and Parent with any of the provisions hereof shall (A) conflict with or violate any provision of their respective organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco and Parent pursuant to any Contract to which Holdco or Parent is a party or by which Holdco or Parent or any of their respective property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or Parent or any of their respective properties or assets.

(c) At Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all claims, Liens and encumbrances, other than restrictions (i) arising under applicable securities Laws or (ii) arising under any agreements entered into at the Rollover Closing by the Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement.

ARTICLE VI

TERMINATION

This Agreement, and the obligations of the Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Parent shall promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(i)	If to the Rollover Shareholder, to:

City Legend Limited
Attention: Minghe Cheng
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

(ii)	If to Holdco or Parent:

Attention: Xiting Li
	Address:	c/o Mindray Building, Keji 12th Road South,
Hi-tech Industrial Park, Nanshan, Shenzhen 518057
The People’s Republic of China
Facsimile No.: +8675526582680

Section 7.2 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 7.3 Entire Agreement. This Agreement and the Merger Agreement (and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement) embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 7.4 Specific Performance. (i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. (ii) The Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of the Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco and Parent, Holdco and Parent will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof; provided, that such right of specific performance will be available to Holdco or Parent only if Holdco or Parent has performed in all material respects its obligations under this Agreement and the Merger Agreement, as applicable. The Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco and Parent shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco or Parent. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco or Parent be entitled to both the monetary damages under Section 7.4(i) and the right of specific performance under this Section 7.4(ii).

Section 7.5 Amendments; Waivers. At any time prior to the termination of this Agreement, any provision of this Agreement may be amended or waived if, and only if, (i) such amendment or waiver is in writing and signed, in the case of an amendment, by the Rollover Shareholder, Holdco and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective and (ii) the Company has provided its prior written consent to such amendment or waiver. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.6 Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising under the Laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.1 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 7.6, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.7 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

Section 7.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties thereto, in addition to any other remedy at law or equity.

Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Holdco or Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Holdco or Parent (as the case may be), as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

HOLDCO:

SUPREME UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

PARENT:

EXCELSIOR UNION LIMITED

By:	/s/ Xiting Li
Name: Xiting Li Title: Director

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

city legend limited

By:	/s/ Minghe Cheng
Name: Minghe Cheng
Title: Director

[Signature Page to Support Agreement]

SCHEDULE A

Rollover Shareholder Name	Rollover Shares (Type/Number)	Other Securities
City Legend Limited	1,809,938 Class B Shares	378,350 ADSs